Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 23, 2016 by and between 1347 Capital Corp., a Delaware corporation (the “Company”), and Charles A. Bacon III (the “Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date.

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 23, 2016, by and among Holdings, the Company and FdG HVAC LLC (as the Limbach Holders’ Representative), pursuant to which a wholly owned subsidiary of the Company will merge with and into Holdings, with Holdings continuing as the surviving entity (the “Merger”);

WHEREAS, as of and following the closing of the Merger, Holdings will be an indirect subsidiary of the Company;

WHEREAS, the Executive is the Chairman, Chief Executive Officer and President of Limbach Facility Services LLC (“LFS”), which is a wholly owned subsidiary of Holdings, pursuant to that certain Amended and Restated Employment Agreement dated as of February 1, 2008 by and between the Executive and LFS (the “LFS Agreement”);

WHEREAS, the Company desires to be assured that the services of the Executive will be available to the Company and its direct and indirect subsidiaries following the closing of the Merger and that the confidential information and goodwill of the Company will be preserved for its exclusive benefit;

WHEREAS, the Company desires to employ the Executive pursuant to the terms and conditions set forth in this Agreement immediately following the closing date of the Merger (the “Effective Date”), and the Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein; and

WHEREAS, in connection with the Executive’s employment under this Agreement, the Company will grant to the Executive an equity incentive award under the Incentive Plan, subject to the terms and conditions of the Incentive Plan and the award agreement pursuant to which the equity incentive award will be granted.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. In this Agreement:

“Accrued Obligations” means (A) all previously earned and accrued but unpaid Base Salary, annual cash bonus for any completed fiscal year (except as otherwise provided in Section 4(b)(iv)) and Benefits in accordance with and subject to the terms of the relevant employee benefit plans and (B) any reimbursement owing under Section 3(c) of this Agreement for expenses incurred by the Executive on or before the Termination Date.

“Base Salary” has the meaning given to that term in Section 3(a).

“Benefits” means the employee benefit programs for which senior executive employees of the Company are generally eligible.

“Board” means the Board of Directors of the Company or its successor.

“Cause” means (i) the Executive’s commission of, or plea of nolo contendere to, any felony or other crime involving moral turpitude; (ii) the Executive’s commission of fraud, theft, embezzlement, self-dealing or misappropriation, the specific nature of which shall be set forth in a written notice by the Company to the Executive; (iii) the Executive’s breach of his fiduciary duties to the Company Group, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Executive; (iv) the Executive’s conviction of any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to any member of the Company Group; (v) the Executive’s excessive use of alcohol or illegal drugs (including but not limited to the misuse or abuse of legal drugs) that materially and adversely affects the Executive’s ability to perform his duties, responsibilities and functions hereunder, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Executive; (vi) the Executive’s willful or grossly negligent failure to perform any material aspect of his duties and responsibilities hereunder or, to the extent relating to and consistent with his duties hereunder, any lawful directive of the Board or its designee, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within thirty (30) days after the delivery of written notice thereof to the Executive; (vii) the Executive’s intentional and willful misconduct in the management of any member of the Company Group that results in or would reasonably be expected to result in material financial harm to any member of the Company Group; (viii) the Executive intentionally causing any member of the Company Group to violate a material local, state or federal law in any respect, which specific violation of law shall be set forth in writing and delivered to the Executive, unless such violation results from actions approved by the Board, (ix) the Executive’s intentional concealment of known material information from the Board, or (x) any material breach by the Executive of Sections 6, 7 and 8 of this Agreement, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Executive.

“Change in Control” means the occurrence of any of the following after the Effective Date: (i) one person (or more than one person acting as a group) acquires ownership of the equity interests of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the stock of the Company and acquires additional stock; (ii) one (1) person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the stock of the Company possessing 50% or more of the total voting power of the stock of such corporation; (iii) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the Board before the date of appointment or election; or (iv) the sale of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Company Group” means the Company, Holdings, their respective Subsidiaries and their respective affiliates.

“Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by any member of the Company Group in connection with its business, including, but not limited to, information and data obtained by the Executive during the Executive’s employment with the Company concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that (a) has previously become available to the public through no fault of the Executive; (b) is already known to the Executive, on a non-confidential basis at the time of disclosure by the Company, as shown by competent evidence; or (c) is proven by competent evidence by the Executive that it was independently conceived or discovered by the Executive in good faith without reference to or use of the Confidential Information.

“Disability” means the Executive’s inability to perform the material duties, responsibilities or functions of his position with the Company as a result of any mental or physical disability or incapacity for a period of 120 days consecutively, or any 120 days out of a 180 day period, as determined by the Board in accordance with the Company’s relevant disability insurance plan or other employee benefit plan pursuant to which the Executive may be entitled to disability benefits. If the Executive disagrees with any such determination by the Board, any dispute between the Executive and the Board with respect to the qualification of a mental or physical disability or incapacity as a Disability shall be resolved by a health care specialist to be mutually agreed upon by the Company and the Executive.

“Effective Date” has the meaning given to that term in the recitals to this Agreement.

“Employment Period” means the period commencing on the Effective Date and ending on the Expiration Date, or such earlier date as contemplated in Section 4.

“Expiration Date” means the third (3rd) anniversary of the Effective Date or such later anniversary if this Agreement is extended as follows. In the last year of the Agreement, and for each subsequent year thereafter, the Agreement will be automatically extended for a one (1) year period unless written notice has been given by the Company to the Executive or by the Executive to the Company, which notice must be given no more than one hundred eighty (180) days and no less than ninety (90) days prior to the Expiration Date then in effect, stating that the Company or the Executive is electing to terminate the Employment Period as of such Expiration Date. Notwithstanding anything in this Agreement to the contrary, if the Effective Date has not occurred prior to December 31, 2016, then this Agreement shall be null and void and of no further force and effect.

“General Release” has the meaning given to that term in Section 4(b).

“Good Reason” means the occurrence of any one or more of the following without the Executive’s written consent, provided that the Executive has given written notice to the Company within sixty (60) days following the occurrence of the event giving rise to Good Reason, and such event remains uncured for thirty (30) days following the Company’s receipt of written notice thereof from the Executive: (i) a material diminution in, or adverse alteration to, the Executive’s title, position or duties, including no longer serving as the highest ranking executive officer in the Company (or any successor entity upon a Change in Control); (ii) a reduction in the Base Salary or annual cash bonus target (for the avoidance of doubt, from the Base Salary or annual cash target then in effect); (iii) loss of, or failure to renew the Company’s directors and officers insurance policy on terms that are no less favorable to the Executive, in the aggregate, as the policy then in effect, except as prohibited or required by applicable law; and (iv) the Board’s failure to nominate the Executive to the Board or the failure of shareholders at any time during the Employment Period to elect the Executive to the Board.

“Holdings” means Limbach Holdings LLC, a Delaware limited liability company.

“Incentive Plan” means the 1347 Capital Corp. Omnibus Incentive Plan.

“LFS” has the meaning given to that term in the recitals to this Agreement.

“LFS Agreement” has the meaning given to that term in the recitals to this Agreement.

“Merger” has the meaning given to that term in the recitals to this Agreement.

“Merger Agreement” has the meaning given to that term in the recitals to this Agreement.

“Noncompete Period” has the meaning given to that term in Section 8(a).

“Person” has the meaning given to that term in Section 6.

“Proceeding” means any action, suit, proceeding or arbitration, whether civil, criminal, administrative or investigative.

“Severance Period” means the longer of (i) one (1) year following the Termination Date, or (ii) the period beginning on the Termination Date through the third (3rd) anniversary of the Effective Date.

“Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by any of the Company or Holdings, directly or through one or more other Subsidiaries.

“Termination Date” means the date of the Executive’s termination of employment under this Agreement for any reason.

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Work Product” has the meaning given to that term in Section 7.

2.           Employment, Position and Duties.

(a)      This Agreement shall be effective as of the closing of the Merger, subject to and contingent upon the closing of the Merger.

(b)      The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(c)      During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company and shall perform the normal duties, responsibilities and functions of the President and Chief Executive Officer of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder. The Executive shall be the highest-ranking employee in the Company, and shall only be subject to the oversight of the Board.

(d)      During the Employment Period, the Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and the Subsidiaries as are consistent with the Executive’s position as the Board may from time to time reasonably direct, (ii) report to the Board, (iii) devote his commercially reasonable efforts and his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Subsidiaries, and (iv) submit to the Board all business, commercial and investment opportunities presented to the Executive, or of which the Executive becomes aware, that relate to the business of the Company and the Subsidiaries and, unless approved by the Board in writing, the Executive shall not pursue, directly or indirectly, any such opportunities on the Executive’s own behalf. Notwithstanding this Section 2(d), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees or continue his involvement in the ventures and activities listed in Exhibit B and to become involved in a reasonably limited number of similar ventures and activities that may arise from time to time; provided, that such activities do not, individually or in the aggregate, interfere with the Executive’s performance of his duties, responsibilities and functions to the Company and the Subsidiaries as reasonably determined by the Board. The Executive shall perform his duties, responsibilities and functions to the Company and the Subsidiaries hereunder in a diligent, trustworthy and professional manner and shall comply with the Company’s and the Subsidiaries’ policies and procedures in all material respects.

(e)      The Executive’s principal employment office will initially be located at the Company’s offices in Tampa Florida, but he may, in his sole discretion, work from additional locations, and he shall be entitled to change his principal employment office to any location where the Company Group then has an office.

(f)      As of the Effective Date, the Executive shall be appointed as a member of the Board and, thereafter during the Employment Period, the Executive shall, subject to the approval of the shareholders of the Company, continue to be a member of the Board through the earlier to occur of (i) the end of the Employment Period, and (ii) the Executive’s resignation from the Board.

3.           Compensation and Benefits.

(a)      During the Employment Period, the Executive’s base salary shall be $600,000 per annum (as adjusted up, but not down, from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Executive’s Base Salary will be subject to review annually for potential upward adjustment by the Board to take effect on or about January 1 of each fiscal year during the Employment Period.

(b)      The Executive shall be entitled to five (5) weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year, and no compensation shall be payable in lieu thereof except to the extent required by applicable law. In addition, during the Employment Period, the Executive shall be eligible to participate in all standard employee benefit programs made available by the Company to the Company’s executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time and at a level consistent with his title, duties and responsibilities. The Company reserves the right to amend any employee welfare or retirement benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof. Notwithstanding the foregoing, the Company shall also provide to the Executive coverage under a long-term disability insurance policy providing for long-term disability coverage to the Executive of least 60% of the Executive’s Base Salary.

(c)      During the Employment Period, the Company shall reimburse the Executive for all reasonable out-of-pocket business expenses incurred as a result of the performance of his duties under this Agreement, including, but not limited to, his reasonable customer entertainment expenses, travel expenses, and all other business expenses incurred by him in the course of performing his duties, responsibilities and functions under this Agreement, which are consistent with the Company’s policies in effect and subject to revision from time to time with respect to travel, entertainment and other business expenses, and further subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)      For each year of the Employment Period, the Executive will be eligible to receive an annual cash bonus in a target amount of up to 100% of Base Salary pursuant to the terms of the Company’s then current bonus plan, which plan shall be developed and implemented by the Executive and approved by the Board based on certain measurable financial and non-financial goals to be mutually agreed upon by the Company and the Executive no later than the end of the first (1st) month of each fiscal year beginning before the end of the Employment Period and documented in a performance agreement. In determining such annual bonus, the Executive’s progress towards, attempts to successfully complete each of, and successful completion of each of these performance measurements shall be reviewed by the Board’s Compensation Committee and/or the Chairman of the Board. Earned annual bonus amounts will be payable in a lump sum within fifteen (15) days following the completion of the Company’s audited financial statements for the fiscal year to which the annual bonus relates, but in no event later than 180 days following the completion of the fiscal year to which the annual bonus relates.

4.           Termination and Payment Terms.

(a)      The Employment Period shall terminate prior to the Expiration Date upon the occurrence of any of the following events: (i) delivery by the Executive of a written resignation to the Company with no less than ninety (90) days’ advance written notice to the Company; (ii) the death or Disability of the Executive; (iii) the adoption, before the Executive has cured the event giving rise to Cause or in the event the Executive fails to cure the event giving rise to Cause, of a good faith resolution by the Board terminating the Executive’s employment with Cause; (iv) the adoption of a resolution by the Board terminating the Executive’s employment without Cause with no less than ninety (90) days’ advance written notice to the Executive; and (v) termination by the Executive for Good Reason. Other than as provided in the previous sentence the Employment Period shall not terminate prior to the Expiration Date. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive.

(b)      Upon the Executive’s termination of employment, the Executive shall be entitled to certain payments and benefits in accordance with the following:

(i)      Upon the Executive’s termination of employment because of the occurrence of the Expiration Date or by resolution of the Board without Cause in accordance with Section 4(a) or by the Executive for Good Reason in accordance with Section 4(a), then the Executive shall be entitled to receive (1) the Accrued Obligations, payable within thirty (30) days following the Termination Date or otherwise in accordance with the applicable plan, program or arrangement of the Company and, (2) subject to the Executive’s timely execution and non-revocation of the general release described in Section 4(c) (the “General Release”), the reduction in payments in the event of other employment as described in Section 8(g) and the Executive’s compliance with Sections 6, 7 and 8 and the other conditions and limitations in this Agreement, (x) continued payment of Base Salary (as was in effect immediately prior to such termination) for the duration of the Severance Period (or, in the case of termination by resolution of the Board without Cause, for the duration of the Severance Period other than the final ninety (90) days of the Severance Period), payable in regular installments in accordance with the Company’s general payroll practices as in effect from time to time, (y) a prorated portion of any cash bonus payment (if any) earned by the Executive during the Termination Year pursuant to Section 3(d), payable when the bonus payments for such Termination Year are otherwise due, and (z) continued eligibility to participate in and the payment by the Company of amounts required for participation in all of the Company’s benefits plans and programs as provided in Section 3(b) during the Severance Period consistent with the Company’s practice in effect from time to time for executive level employees (including health insurance and COBRA payments, solely to the extent permitted by the terms of the Company’s Benefit plans and pursuant to applicable law).

(ii)      Upon the Executive’s termination of employment as a result of the Executive’s death, the Executive’s estate or other legal beneficiaries shall be entitled to receive (1) the Accrued Obligations, payable within thirty (30) days following the Termination Date or otherwise in accordance with the applicable plan, program or arrangement of the Company, and (2) a prorated portion of any cash bonus payment (if any) earned by the Executive during the Termination Year pursuant to Section 3(d), which payment shall be made when the bonus payments for such Termination Year are otherwise due. The Executive’s estate shall not be entitled to any further Base Salary, bonus payments, or Benefits for that year or any future year, or to any other compensation of any kind;

(iii)    Upon the Executive’s termination of employment as a result of the Executive’s Disability, the Executive shall be entitled to receive (1) the Accrued Obligations, payable within thirty (30) days following the Termination Date or otherwise in accordance with the applicable plan, program or arrangement of the Company, (2) continuing payments under any health or life insurance plans covering the Executive and the Executive’s spouse and children prior to the Executive’s Disability until the Expiration Date, solely to the extent permitted by the terms of the Company’s Benefit plans, and (3) a prorated portion of any cash bonus payment (if any) earned by the Executive during the Termination Year pursuant to Section 3(d), which payment shall be made when the bonus payments for such Termination Year are otherwise due. The Executive shall not be entitled to any further Base Salary, bonus payments or Benefits (other than as described in clause (2) of this paragraph, or as required by applicable law) for that year or any future year, or to any other compensation of any kind; and

(iv)    Upon the Executive’s termination of employment as a result of Executive’s voluntary resignation without Good Reason in accordance with Section 4(a) or by good faith resolution of the Board for Cause in accordance with Section 4(a), the Executive shall be entitled to the Accrued Obligations (provided, that in the event of the Executive’s termination of employment by the Company for Cause in accordance with Section 4(a), Accrued Obligations shall not include any unpaid annual cash bonus for the fiscal year preceding the Termination Year), payable within thirty (30) days following the Termination Date or otherwise in accordance with the applicable plan, program or arrangement of the Company, but shall not be entitled to any further Base Salary, bonus payments, or Benefits (except as required by applicable law) for that year or any future year, or to any other compensation of any kind, nature or amount.

(c)      Notwithstanding anything to the contrary in this Agreement, as a condition precedent to any obligation of the Company to make payments to the Executive pursuant to Section 4(b)(i) (aside from the Accrued Obligations), the Executive shall be required (but only if the Company has complied with its obligations pursuant to the next sentence of this Section 4(c)) to deliver to the Company a valid, executed General Release in substantially the form attached hereto as Exhibit A, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to the Executive by applicable law. The Company shall provide the Executive with the General Release, as executed by the Company, prior to the Termination Date, and, if the Company has so provided the Executive with the executed General Release prior to the Termination Date, Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Termination Date, failing which Executive will forfeit all rights to any payments described in Section 4(b)(i) (aside from the Accrued Obligations).

(d)      The Executive hereby agrees that, except as expressly provided herein, no compensation of any kind, nature or amount shall be payable to the Executive and, except as expressly provided herein, the Executive hereby irrevocably waives any claim for any such compensation including, without limitation, any severance compensation.

(e)      Except as otherwise provided in Sections 4(b)(i)-(iv) above, all of the Executive’s rights to Benefits hereunder (if any) shall cease upon the termination of the Employment Period, except as may be required by applicable law.

5.           Indemnification.

(a)      During the Employment Period and for a period of six (6) years thereafter, the Board shall cause the Company or any successor to the Company to purchase and maintain, at the Company’s own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable to the Executive than the coverage provided to other directors and similarly situated executives of the Company.

(b)      The Company agrees to indemnify Executive and hold Executive harmless to the maximum extent permitted by Delaware law against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with his employment hereunder. In the event that the Executive is made a party or threatened to be made a party to any Proceeding (other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder) or any other claim is asserted against Executive, by reason of the fact that the Executive is or was a director, officer or employee of the Company or of any member of the Company Group, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under Delaware law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees) and including any deductible or other amounts payable by Executive under any directors’ and officers’ liability insurance or other insurance. Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation promptly and in any event within thirty (30) days upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an agreement made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

6.           Confidential Information. The Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any Person except for any member of the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or the Board; (B) to the extent required to do so by law or any court or governmental agency or body; provided, that in any such case covered by this clause (B) the Executive shall provide the Company, in advance of any such disclosure, with prompt written notice of such requirement(s) and shall cooperate fully with the Company to the extent the Company may seek to limit such disclosure; (C) if necessary to establish or assert the rights of the Executive hereunder; and (D) if expressly consented to in writing by the Board. The Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

7.           Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of the Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Executive (whether individually or jointly with others) while employed by the Company or its predecessors and the Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or a Subsidiary. The Executive shall endeavor to promptly disclose such Work Product to the Board and, at the Company’s expense, shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

8.           Non-Compete, Non-Solicitation.

(a)      In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of his employment with the Company he shall become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group and that his services shall be of special, unique and extraordinary value to the Company Group, and therefore, the Executive agrees that, during the Employment Period and thereafter for the longer of (i) a period of one (1) year following the Termination Date or (ii) the duration of any Severance Period (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or activity engaged in the electrical, plumbing, heating, ventilation and air conditioning construction and/or service business as a mechanical, plumbing or electrical sub-contractor or any other business in which the Company is significantly engaged that is competitive with the businesses of the Company Group, as such businesses exist or are about to exist as part of a Board approved business plan during the Employment Period or on the Termination Date, within any geographical area in which the Company Group engages or plans to engage as part of a Board approved business plan as of the Termination Date. Nothing herein shall prohibit the Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation, or from performing services after the Termination Date as an independent general contractor or construction manager for any real estate or construction project, provided, that such general contractor or construction manager services are performed independently from any business or entity that is or may become competitive with the Company and such general contractor services do not result in any violation of Section 8(b).

(b)      During the Employment Period and thereafter for the Noncompete Period, the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of any member of the Company Group to leave the employ of such member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any employee thereof, (ii) hire any person who was an employee of any member of the Company Group at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company Group with the goal of inducing such person to cease doing business with the Company Group (including, without limitation, making any negative or disparaging statements or communications regarding the Company Group); provided, however, that the Executive shall not be required to make any untruthful statement or to violate any law.

(c)      The Company shall not directly or indirectly through another person or entity make any negative or disparaging statements or communications regarding the Executive or the Executive’s performance, either in a public forum or outside the exclusive presence of the Board, provided, however, that the Company shall not be required to make any untruthful statement or to violate any law.

(d)      Notwithstanding anything contained herein to the contrary, should the Company not make all of the payments it is required to make pursuant to Section 4(b) in accordance with Section 4(b), the Executive’s obligations pursuant to Sections 6, 7 and 8 shall immediately terminate; provided, that the Executive has given written notice to the Company of such failure to make any such payments, and the Company fails to make the required payments within thirty (30) days following the Company’s receipt of written notice thereof from the Executive.

(e)      If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The parties acknowledge that the restrictions contained in this Section 8 are reasonable and that they have reviewed the provisions of this Agreement with their legal counsel.

(f)      In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 8, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Executive of this Section 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

(g)      Notwithstanding anything contained herein to the contrary, (i) should the Executive violate any provision of Sections 6, 7 or 8, the Executive shall not be entitled to any further payments pursuant to the termination of the Employment Period under Section 4(b)(i)(2) and (ii) should the Executive become employed during the Severance Period, any payments due to the Executive pursuant to the termination of the Employment Period under Section 4(b)(i)(2) will be reduced on a dollar-for-dollar basis by the Executive’s then current compensation, to include both base salary and any bonus to which the Executive is entitled.

9.           Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or non-solicit agreement (other than the LFS Agreement) with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT HE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HIS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THAT HE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10.         Tax Withholding. All amounts payable to the Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes, and the Company shall be entitled to deduct or withhold from any amounts payable to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to the Executive’s compensation or other payments or the Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

11.         Survival. This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.

12.         Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by reputable overnight courier service (with in either case a copy by email), to the recipient at the address below indicated:

Notices to Executive:

To the Executive’s address most recently on file in the payroll records of the Company.

With a copy to:

Robinson Brog Leinwand Greene Genovese & Gluck PC

875 Third Avenue

9th Floor

New York, New York 10022

Attention: David M. Blumenthal, Esq.

Email: dmb@robinsonbrog.com

Telephone: (212) 603-0494

Notices to the Company:

1347 Capital Corp

31 - 35th Street

Pittsburgh, PA 15201

Attention: General Counsel

Fax: (412) 359-2338

With a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attention:	Joel L. Rubenstein, Esq.
Email:	jrubinstein@winston.com
Telephone:	(212) 294-6668
Facsimile:	(212) 294-4700

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so received.

13.         Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company (other than the Merger Agreement), that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as is required to be made pursuant to such law, government regulation or stock exchange listing requirement.

14.         Section 280G of the Code. Notwithstanding anything to the contrary in this Agreement, the amount to be paid by the Company to the Executive pursuant to this Agreement shall be limited such that the total “parachute payments” (as defined in Section 280G(b)(2)(A)(i) of the Code) made to Executive by the Company pursuant to this Agreement or otherwise does not exceed the product of 2.99 times the “base amount” (as defined in Section 280G(b)(3) of the Code) for Executive.

15.         Section 409A of the Code.

(a)      It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code (“Section 409A”) to the fullest extent permissible under applicable law; provided, that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b)      If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Termination Date, the Executive shall not be entitled to any payment or benefit pursuant to Section 4(b) until the earlier of (A) the date which is six (6) months after his separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of the Executive’s death; provided, that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 15(b) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (provided that in the event of the Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)      Any reimbursement payment or in-kind benefit due to the Executive pursuant to Section 3(c), to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(c) are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.

(d)      For purposes of Section 409A, the Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.         Complete Agreement. This Agreement and those documents expressly referred to herein, including the exhibits to this Agreement embody the complete agreement and understanding among the parties and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the Executive and the Company and its Affiliates (including LFS as of and following the closing of the Merger), written or oral, which may have related to the subject matter hereof in any way (including, without limitation, but only as of the Effective Date, the LFS Agreement). This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

17.         Effectiveness. The effectiveness of this Agreement is conditioned upon the closing of the Merger prior to December 31, 2016, and this Agreement shall be void and of no further force or effect if the Merger is not consummated on or before such date.

18.         Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19.         Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, permitted successors and permitted assigns (including, for the avoidance of doubt, to the Company’s successors or assigns in the event of a Change in Control); provided, that the services provided by the Executive under this Agreement are of a personal nature and rights and obligations of the Executive under this Agreement shall not be assignable; and provided, further, that, except in connection with a Change in Control, the Company shall not be entitled to assign this Agreement or its rights and obligations thereunder without the consent of the Executive.

20.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or of another State) and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York.

21.         Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

22.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

23.         Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it has had the opportunity to consult with legal counsel of its choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

24.         Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of the Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. The Executive shall submit to reasonable physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

25.         Executive’s Cooperation. During the Employment Period, the Executive shall cooperate with the Company and the Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are in or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this Section 25, the Company shall reimburse the Executive for reasonable travel expenses (including, but not limited to, lodging and meals), promptly and in any event within thirty (30) days following submission of receipts.

26.         LFS Consent. LFS acknowledges and agrees that, in entering into this Agreement, the Executive is not in breach of the LFS Agreement. As of the Effective Date, the LFS Agreement shall be of no further force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

1347 CAPITAL CORP.

By:	/s/ Gordon G. Pratt
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Charles A. Bacon, III
Charles A. Bacon III

AGREED AND ACCEPTED WITH
RESPECT TO SECTION 26 BY:

LIMBACH FACILITY SERVICES LLC

By:	/s/ John T. Jordan
Its:	Executive Vice President and
Chief Financial Officer

Signature Page to Employment Agreement

Exhibit A

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on _____________, 20__ by and between Charles A. Bacon III (“Executive”) and 1347 Capital Corp. (“Employer”).

WHEREAS, Executive has been employed by Employer pursuant to that certain employment agreement between Executive and Employer dated __________, 2016 (the “Employment Agreement;” capitalized terms used without being capitalized herein shall have the meanings ascribed to them in the Employment Agreement);

WHEREAS, Executive’s employment under the Employment Agreement has terminated either (i) by resolution of the Board without Cause or (ii) by the Executive for Good Reason or (iii) because the Expiration Date has occurred; and

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 4(b)(i)(2) of the Employment Agreement, in accordance with the terms and subject to the conditions of such Employment Agreement.

2.	For the avoidance of doubt, Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement; provided, however, that nothing herein shall affect Executive’s rights pursuant to sections 4(b), 5 or 8(c) of the Employment Agreement or Employer’s obligations and liabilities pursuant to sections 4(b), 5 or 8(c) of the Employment Agreement.

3.	The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, its subsidiaries, their respective past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”).

4.	Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee.

5.	To the extent permitted by applicable law, Executive agrees that he will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify Employer immediately of his receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that he has reported to Employer in writing any and all known work-related injuries that he has suffered or sustained during his employment with Employer or its affiliates.

6.	Executive represents that he has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court.

7.	Executive fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive (i) that arise after Executive signs this Agreement and General Release; (ii) to enforce the terms of this Agreement and General Release or sections 4(b), 5 or 8(c) of the Employment Agreement; (iii) for the provision of accrued benefits conferred to Executive or his beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans or any equity plan to which Executive participated in connection with his employment with Employer; (iv) based on Executive’s existing rights to indemnification, if any, by the Employer or its affiliates pursuant to the Employer’s or affiliate’s governing documents or other written arrangements for acts committed during the course of Executive’s employment or existing rights to coverage under any; and (v) based on Executive’s existing coverage under any directors and officers insurance policy in accordance with the terms of such policy (collectively, the “Surviving Claims”). This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA) (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment by Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Agreement and General Release does not purport to waive any claim for worker's compensation or unemployment benefits, and does not purport to waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

8.	Nothing in this Agreement and General Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Agreement and General Release, with any governmental agency or from participating in or cooperating with any investigation conducted by any governmental agency. Nevertheless, Executive agrees and understands that this Agreement and General Release waives all claims and rights to monetary or other recovery for any legal claims (other than the Surviving Claims) to the fullest extent permitted by law; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Agreement and General Release; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive with respect to the Surviving Claims.

9.	Executive acknowledges that all confidential information regarding Employer’s or any of its affiliates’ business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with his employment with Employer or any of its affiliates is the exclusive property of Employer or such affiliate. Upon or before execution of this Agreement and General Release, Executive will endeavor to return to Employer all originals and copies of any material containing confidential information in his possession, custody or control, and Executive further agrees that he will not, directly or indirectly, use or disclose such information. Executive will also return to Employer upon or before execution of this Agreement and General Release any other items in his possession, custody or control that are the property of Employer, including, but not limited to, his files, credit cards, identification card, data storage devices, passwords and office keys.

10.	Executive acknowledges that (i) he has been given at least twenty-one (21)[1] calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) he has seven (7) calendar days from the date he executes this Agreement and General Release in which to revoke it; and (iii) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to [INSERT NAME/TITLE AND ADDRESS], by midnight on or before the seventh calendar day after Executive signs the Agreement and General Release.

11.	Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement and General Release. Executive hereby acknowledges that he understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by him.

12.	Executive agrees that he will treat the existence and terms of this Agreement and General Release as confidential and will not discuss the Agreement and General Release, its terms or the circumstances surrounding his separation from service with Employer or its affiliate with anyone other than: (i) his counsel or tax advisor as necessary to secure their professional advice, (ii) his spouse or (iii) as may be required by law.

13.	Any non-disclosure provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Employer to make any such reports or disclosures and that he is not required to notify the Employer that he has made such reports or disclosures.

14.	Executive shall not make any oral or written statements, either directly or through other persons or entities, which are (i) disparaging to the Employer or any of the Employer’s affiliates, or the management, officers, directors, services, products or operations thereof, or (ii) likely to adversely affect the business relationship of the Employer or its affiliates with the public generally or with any of their respective customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, partners, contractors or employees. Notwithstanding the foregoing, it shall not be a violation of this provision for Executive to make truthful statements when required by compulsory legal process or as otherwise may be required by law.

1 Change to forty-five (45) days in the case of a group termination under the ADEA.

15.	In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during his employment with Employer or its affiliate, Executive agrees to cooperate with Employer or its affiliate by voluntarily providing truthful and full information as reasonably necessary for Employer or its affiliate to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses (including legal fees) incurred in providing such assistance subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.

16.	This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

17.	This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) set forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate (i) any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Sections 6, 7 and 8 of the Employment Agreement or (ii) any obligation of Employer pursuant to Section 4(b)(i) or Section 5 or 8 of the Employment Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.

18.	The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and General Release and the remainder of the Agreement and General Release shall remain in full force and effect.

19.	This Agreement and General Release will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement and General Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

20.	All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought in the United States District Court for the Southern District of New York, provided that if the judicial proceeding shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of New York. By executing and delivering this Agreement and General Release, each party irrevocably: accepts generally and unconditionally the exclusive jurisdiction and venue of such courts and waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.

21.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

22.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signatures on Following Page]

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYER

1347 CAPITAL CORP.

By:
Name:
Title:

EXECUTIVE

Charles A. Bacon III

Date:

Exhibit B

PERMITTED ACTIVITIES

ICON USA – member of the Board of Directors

Suffolk Construction – member of the advisory board